Exhibit (a)(1)(E)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Ordinary Shares (as defined below), and the provisions herein are subject in their entirety to the provisions of the U.S. Offer (as defined below). The U.S. Offer is made solely by the Offer to Purchase (as defined below), the Letter of Transmittal (as defined below) and any amendments or supplements thereto, and is being made to all U.S. Holders (as defined below) of Ordinary Shares. The U.S. Offer is not being made to holders of Ordinary Shares in any jurisdiction in which the making of the U.S. Offer would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In those jurisdictions where applicable laws or regulations require the U.S. Offer to be made by a licensed broker or dealer, the U.S. Offer will be deemed to be made on behalf of the Offeror (as defined below) by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Notice of Offer to Purchase

ALL OUTSTANDING ORDINARY SHARES HELD BY U.S. HOLDERS

of

EURONAV NV

for

$17.86 PER SHARE IN CASH

($18.43 per Share less the $0.57 dividend per Share paid on December 20, 2023)

by

COMPAGNIE MARITIME BELGE NV

Compagnie Maritime Belge NV, a public limited liability company (“naamloze vennootschap”) under Belgian law (“CMB” or the “Offeror”) is offering to purchase all outstanding shares, no par value (“Ordinary Shares” or the “Shares”), of Euronav NV, a public limited liability company (“naamloze vennootschap”) under Belgian law (“Euronav” or the “Company”) beneficially owned by U.S. holders (as that term is defined under instruction 2 to paragraphs (c) and (d) of Rule 14d-1 under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) (such holders collectively, “U.S. Holders” and each a “U.S. Holder”) for $17.86 per Share in cash, without interest and less any applicable withholding taxes, reduced on a dollar-for-dollar basis by the gross amount of any distributions by Euronav to its shareholders (including in the form of a dividend, distribution of share premium, decrease of share capital or in any other form) with a payment date falling after the date of the Offer to Purchase, dated February 14, 2024 (the “Offer to Purchase”), and before the Settlement Date (the “Offer Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the “U.S. Offer”). The Offeror initially announced that the per Share offer price would be $18.43, however, as a result of the dividend of $0.57 per Share paid by Euronav on December 20, 2023, to holders of record of Ordinary Shares on December 13, 2023, the Offer Price has been reduced to $17.86 per Share in cash. All payments to U.S. Holders of Ordinary Shares pursuant to the U.S. Offer will be rounded to the nearest whole cent.

THE U.S. OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 10:00 A.M., NEW YORK CITY

TIME, ON MARCH 15, 2024, UNLESS THE U.S. OFFER IS EXTENDED.

Concurrently with the U.S. Offer, the Offeror is making an offer in Belgium to purchase all outstanding Ordinary Shares of Euronav from all holders of Ordinary Shares (other than the Offeror and its affiliates), wherever located, for the same price and on substantially the same terms as the U.S. Offer (the “Belgian Offer” and together with the U.S. Offer, the “Offers”).

The U.S. Offer is only being made to U.S. Holders who are the beneficial owners of Ordinary Shares. The U.S. Offer is not being made to non-U.S. Holders who beneficially own Ordinary Shares. Non-U.S. Holders may not rely on the disclosure in the Offer to Purchase or the Letter of Transmittal under any circumstances. If a non-U.S. Holder who beneficially owns Ordinary Shares wishes to participate in the Offers, such holder must participate in the Belgian Offer on the terms and conditions set forth in the Belgian Prospectus. U.S. Holders who are the beneficial owners of Ordinary Shares who tender their Ordinary Shares in the Belgian Offer will receive the equivalent price per Ordinary Share in Euros as holders who tender their Ordinary Shares in the U.S. Offer. The Offeror will pay the Offer Price in the U.S. Offer in U.S. Dollars.

The U.S. Offer commenced on February 14, 2024, and will expire at 10:00 A.M., New York City time, on the Initial Expiration Date. The term “Initial Expiration Date” means March 15, 2024, unless the expiration of the U.S. Offer is extended to a subsequent date in accordance with U.S. and Belgian law, in which case the term “Initial Expiration Date” means the latest date to which the U.S. Offer is extended (the period of time from commencement of the U.S. Offer through 10:00 A.M., New York City time, on the Initial Expiration Date, the “Initial Acceptance Period”). U.S. Holders of Ordinary Shares tendering their Ordinary Shares during the Initial Acceptance Period will have withdrawal rights during the Initial Acceptance Period with respect to such tendered Ordinary Shares. Brokers, dealers, commercial banks, trust companies or other nominees may set an earlier deadline for communication by U.S. Holders of Ordinary Shares in order to permit such broker, dealer, commercial bank, trust company or other nominee to communicate acceptances to Computershare Trust Company, N.A., the depositary and paying agent for the U.S. Offer (the “U.S. Tender Agent”) in a timely manner. Accordingly, U.S. Holders holding Ordinary Shares through a securities intermediary should comply with the dates communicated by such securities intermediary, as such dates may differ from the dates and times noted in the Offer to Purchase. U.S. Holders of Ordinary Shares are responsible for determining and complying with any applicable cut-off times and dates.

Under Belgian law if, following the expiration of the Initial Acceptance Period, the Offeror holds, as a result of the Offers, at least 90% of the issued Ordinary Shares, the Offeror will be required to provide for a subsequent offering period of at least five (5) Belgian Business Days and no more than fifteen (15) Belgian Business Days (the “Mandatory Subsequent Offering Period”) during which shareholders will be able to tender Ordinary Shares not previously tendered in the Offers prior to the expiration of the Initial Acceptance Period, under the same conditions as in prior offering periods and at the Offer Price. The Mandatory Subsequent Offering Period, if any, would not be an extension of the U.S. Offer pursuant to the Offer to Purchase. If the 90% threshold is met, within five (5) Belgian Business Days following the expiration of the Initial Acceptance Period, the Offeror will publish a notice containing the following information: the results of the Initial Acceptance Period; the number of Ordinary Shares it holds following the Initial Acceptance Period; and the commencement date and time of the Mandatory Subsequent Offering Period and its duration. The notice will be published in one or more national Belgian newspapers and will be published via press release in the U.S.

The Mandatory Subsequent Offering Period, if any, will be commenced within ten (10) Belgian Business Days following the publication of the results of the Offers in the Initial Acceptance Period (which publication will occur within five (5) Belgian Business Days following the closing of the Initial Acceptance Period). If the Offeror is required to provide for a Mandatory Subsequent Offering Period, the Offeror will commence such subsequent offering period as promptly as reasonably practicable and in no event more than fifteen (15) Belgian Business Days following the expiration of the prior offering period.

The Mandatory Subsequent Offering Period, if any, would be applicable to each of the U.S. Offer and the Belgian Offer and the expiration date of the Mandatory Subsequent Offering Period would be the same for each of the U.S. Offer and the Belgian Offer. Shareholders that tender during a Mandatory Subsequent Offering Period will have withdrawal rights during such Mandatory Subsequent Offering Period, and the Offeror will pay for Ordinary Shares that were validly tendered and not withdrawn during the Mandatory Subsequent Offering Period within ten (10) Belgian Business Days following the publication of the results of the Mandatory Subsequent Offering Period (which publication will occur within five (5) Belgian Business Days following the closing of the Mandatory Subsequent Offering Period). The Offeror will publicly disseminate a press release of such results no later than 9:00 A.M., New York City time on the next U.S. Business Day (as defined in the Offer to Purchase).

THE OFFEROR DOES NOT INTEND TO REOPEN THE OFFERS FOR A VOLUNTARY SUBSEQUENT OFFERING PERIOD AND DOES NOT INTEND TO CONDUCT A SQUEEZE-OUT, EVEN IF AVAILABLE UNDER BELGIAN LAW.

If (i) as a result of the Offers, the Offeror and its affiliates hold at least 95% of the issued Ordinary Shares, and (ii) the Offeror does not launch a Squeeze-Out, then each shareholder may request the Offeror to purchase its Ordinary Shares, under the terms of the Offers, in accordance with Belgian law. U.S. Holders wishing to exercise this sell-out right must submit their request to the Offeror within three (3) months following the end of the prior offering period by registered letter with acknowledgement of receipt.

Euronav’s Supervisory Board has unanimously recommended that holders of Ordinary Shares who are aligned with Euronav’s new strategy should not tender their Ordinary Shares in the Offers, and that holders of Ordinary Shares who do not embrace Euronav’s new strategy should tender their Ordinary Shares in the Offers. The Supervisory Board advises shareholders to consult their own financial, tax and legal advisors and make such other investigations concerning the Offers as they deem necessary in order to make an informed decision with respect to the Offers.

Descriptions of the reasons for the Supervisory Board’s recommendation are set forth in Euronav’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”), which is being mailed to U.S. Holders of Ordinary Shares together with the U.S. Offer materials (including the Offer to Purchase and the related Letter of Transmittal). Shareholders should carefully read the information set forth in the Schedule 14D-9, including the information set forth in Item 4 thereof under sub-heading (b) “Background and Reasons for the Supervisory Board’s Position.”

Subject to the terms of the Offer to Purchase, the Offeror reserves the absolute right to reject any and all tenders that the Offeror determines are not in appropriate form or the acceptance for payment of, or payment for which may, in the opinion of the Offeror’s counsel, be unlawful. The Offeror also reserves the absolute right to waive any defect or irregularity in the tender of any Ordinary Shares of any particular shareholder whether or not similar defects or irregularities are waived in the case of any other shareholder.

In the U.S. Offer, the U.S. Tender Agent will act as agent for the purpose of receiving payments from the Offeror for Ordinary Shares tendered by U.S. Holders. The U.S. Tender Agent will act as agent for tendering U.S. Holders of Ordinary Shares for the purpose of receiving payments from the Offeror and transmitting payments to such holders. Unless the Offers are extended, the Offeror expects that holders will receive payment for Ordinary Shares that the Offeror accepts for payment within seventeen (17) U.S. Business Days following the expiration of the Initial Acceptance Period (taking into account Belgian bank holidays). Under no circumstances will the Offeror pay interest on the Offer Price for the Ordinary Shares held by U.S. Holders, regardless of any extension of the U.S. Offer or any delay in making payment for the Ordinary Shares held by U.S. Holders.

To accept the U.S. Offer, U.S. Holders whose Ordinary Shares are reflected on the Belgian Share Register and traded on Euronext Brussels and held in custody through Euroclear Belgium must first reposition their Ordinary Shares to the U.S. Share Register for trading on the NYSE and to be held in custody by DTC through the repositioning process described in The U.S. Offer — Section 8. “Certain Information About Euronav” of the Offer to Purchase. The procedure for repositioning Ordinary Shares reflected on the Belgian Share Register onto the U.S. Share Register or vice versa should normally be completed within three trading days, but neither Euronav nor the Offeror can guarantee the timing. The Offeror strongly recommends that a repositioning instruction be submitted no later than five business days prior to the last day of the Initial Acceptance Period, or such earlier deadline as may be set by a U.S. Holder’s broker, dealer, commercial bank, trust company or other nominee to ensure that such Ordinary Shares are repositioned onto the U.S. Share Register prior to the closing of the Initial Acceptance Period. If a U.S. Holder intends to accept the U.S. Offer and such U.S. Holder’s Ordinary Shares are not reflected on the U.S. Share Register, such U.S. Holder should begin the repositioning process as soon as possible. Holders of Ordinary Shares may reposition their Ordinary Shares from one share register to the other by contacting their broker, dealer, commercial bank, trust company or other nominee, who should in turn contact Euroclear Belgium (Euronav’s Belgian transfer agent) or Computershare (Euronav’s U.S. transfer agent). For further information on the repositioning process, shareholders should consult the instructions for repositioning on Euronav’s website (www.euronav.com) under the tab “Investors” or contact Georgeson LLC (the “U.S. Information Agent”) at the telephone number and addresses set forth below and on the back cover page of the Offer to Purchase.

Any U.S. Holder of Ordinary Shares desiring to tender all or any portion of the Ordinary Shares owned by such U.S. Holder can accept the U.S. Offer by (1) completing and signing the Letter of Transmittal (or a copy thereof, provided the signature is original) in accordance with the instructions in the Letter of Transmittal and mail or deliver it and all other required documents to the U.S. Tender Agent, at the address on the back cover page of the Offer to Purchase or (2) tendering such Ordinary Shares pursuant to the procedures for book-entry transfer set forth in The U.S. Offer — Section 3. “Procedures for Accepting the U.S. Offer and Tendering Shares” of the Offer to Purchase. Any U.S. Holder of Ordinary Shares whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such U.S. Holder desires to tender their Ordinary Shares.

The U.S. Offer provides for withdrawal rights as required by U.S. securities laws. Therefore, U.S. Holders will be able to withdraw any tendered Ordinary Shares in accordance with the procedures set forth in The U.S. Offer — Section 4. “Withdrawal Rights” of the Offer to Purchase before 10:00 A.M., New York City time, on the Initial Expiration Date (or prior to the date and time of the expiration of any Mandatory Subsequent Offering Period, if one is required). After this time on the Initial Expiration Date (or at the date and time of the expiration of any Mandatory Subsequent Offering Period, if one is required), withdrawal rights will be suspended and, subsequently upon the Offeror’s acceptance of tendered Ordinary Shares for payment, withdrawal rights will terminate. Therefore, U.S. Holders may not have an opportunity after 10:00 A.M., New York City time, on the Initial Expiration Date (or at the date and time of the expiration of any Mandatory Subsequent Offering Period, if one is required) to exercise withdrawal rights prior to their termination.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

The Offeror has retained Georgeson LLC to act as the U.S. Information Agent and Computershare Trust Company, N.A. to act as the U.S. Tender Agent in connection with the U.S. Offer. As part of the services included in such retention, the U.S. Information Agent may contact U.S. Holders of Ordinary Shares by telephone, mail, electronic mail and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the materials relating to the U.S. Offer to beneficial holders of Ordinary Shares.

Each holder of Ordinary Shares is urged to consult its tax advisor regarding the U.S. federal, state, local and non-U.S. income and other tax consequences of tendering Ordinary Shares pursuant to the U.S. Offer.

THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY IN ITS ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE U.S. OFFER.

Questions and requests for assistance may be directed to the U.S. Information Agent at the telephone number and addresses set forth below and on the back cover page of the Offer to Purchase. U.S. Holders may request copies of the Offer to Purchase, the Letter of Transmittal and other tender offer materials from the U.S. Information Agent at the telephone number and email address set forth below and on the back cover page of the Offer to Purchase. U.S. Holders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the U.S. Offer.

The Information Agent for the U.S. Offer is:

1290 Avenue of the Americas

9th Floor

New York, NY 10104

Shareholders, Banks and Brokers

Call Toll Free:

1 888-815-4902

Outside U.S. and Canada:

+1 781-819-4572

E-mail: euronavoffer@georgeson.com

February 14, 2024